Exhibit 99.1
Source: Playlogic Entertainment, Inc.
PRESS RELEASE
PLAYLOGIC ANNOUNCES 2005 FINANCIAL RESULTS
Amsterdam, The Netherlands, May 10, 2006 – Playlogic Entertainment, Inc. (OTCBB: PLGC) today announced financial results for the year ended December 31, 2005.
The net loss in fiscal year 2005 decreased substantially. The net loss for the year-ended December 2005 was $8 million versus $22 million the comparable year-earlier period.
In the past three years, Playlogic has made significant investments, totalling over $35 million to date for its future growth. During 2005, new multi-platform titles were added to the line-up for release in 2006 and 2007.
Willem M. Smit, president and CEO, Playlogic, said: “The investments made in the previous years are starting to materialize in 2006. The company will continue to invest in its further growth by acquiring and publishing more high quality products. Currently, we have 13 multi-platform titles on our release schedule for release in 2006 and the first half of 2007. Amongst these are the highly anticipated:
•	“Age of Pirates: Caribbean Tales”

•	“Age of Pirates: Captain Blood”

•	“Ancient Wars: Sparta” ; and

•	“Infernal”
Existing releases have generated strong net revenue growth during the first quarter. As a result of the planned releases, it is our goal to continue to substantially grow net revenues for the balance of the year.
As previously announced, among other projects Playlogic’s in-house studio recently signed a first-party development agreement with Sony Computer Entertainment Europe Limited (SCEE).
The Company also recently signed a worldwide licensing agreement with Red Bull for the publishing and production of a break dance game, which will be released in 2007.
The company, currently listed on the Over The Counter Bulletin Board, is applying for a NASDAQ Capital Market listing.
About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic, established in early 2002, publishes game concepts across various genres. The company distributes its products worldwide through all available channels, online and offline.
Playlogic, who currently has approximately 75 employees, is listed on the OTC BB under the symbol “PLGC” and is headquartered in New York and Amsterdam. Its internal studio is based in Breda (The Netherlands).
Playlogic’s portfolio includes games that are being developed by several teams at Playlogic Game Factory, Playlogic’s in-house development studio based in Breda, as well as games developed by a number of studios throughout the world. Currently, 11 games on 16 platforms are under development, including “Age of Pirates: Caribbean Tales,” “Age of Pirates: Captain Blood,” “Ancient Wars: Sparta,” “Infernal,” “Xyanide Resurrection” and “PRISM – Threat: Level Red”, which will be published this year. “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers” have been released recently throughout Europe.

Playlogic is always looking for additional, high-quality games and acquires products that can be exploited in the complete value chain of digital entertainment products from games at retail to mobile games and digital TV.
FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic’s future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company’s SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC’s website located at www.sec.gov Any forward-looking statements are based on information available to PLlaylogic on the date of this release, and Playlogic assumes no obligation to update such statements.
FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Esther Berger, Corporate Communication & IR Manager
T: +31 20 676 03 04
E: eberger@playlogicint.com
For further information about Playlogic please visit www.playlogicgames.com